  As filed with the Securities and Exchange Commission on April 1, 1994

                                                           Registration No.33-
================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    under
                         THE SECURITIES ACT OF 1933
                             -------------------
                           Capital Cities/ABC, Inc.
           (Exact name of registrant as specified in its charter)

          New York                                              14-1284013
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                            identification number)

             77 West 66th Street, New York, New York 10023-6298
                                (212)456-7777
        (Address, including zip code and telephone number, including area code of registrant's principal executive offices)

                           CAPITAL CITIES/ABC, INC.
                           SAVINGS & INVESTMENT PLAN

                          (Full title of the plan)
                             -------------------
                             RONALD J. DOERFLER
               Senior Vice President & Chief Financial Officer
                          Capital Cities/ABC, Inc.
             77 West 66th Street, New York, New York 10023-6298
                                (212)456-6019
     (Name, address, including zip code and telephone number, including area code, of agent for service)
                             -------------------
                       CALCULATION OF REGISTRATION FEE
================================================================================

                                      Proposed         Proposed
                          Amount      maximum          maximum       Amount of
Title of securities       to be     offering price     aggregate    registration
 to be registered       registered   per share      offering price      fee
- ---------------------------------------------------------------------------------
Common stock par value
$1.00 per share.......  200,000     $686.44(1)      $137,288,000(1) $47,336.90(1)

Interests in Capital
Cities/ABC, Inc.
Savings & Investment
Plan..................    (2)          (2)               (2)            (2)



(1) In accordance with Rule 457(c), the aggregate offering price and the amount of the registration fee are computed on the basis of the average of the high and low prices reported in the consolidated reporting system on March
    31, 1994.
(2) An indeterminate amount of plan interests that constitutes separate securities are deemed to be registered herewith. In accordance with Rule 457(h)(2), no separate fee is required with respect to said plan interests.
                             -------------------
    Pursuant to Rule 429 of the Rules and Regulations promulgated under the Securities Act of 1933, the Prospectus relates also to shares of common stock of the Company included in Registration Statement No. 33-2196.

================================================================================

  THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                            CAPITAL CITIES/ABC, INC.
                               ----------------
                           SAVINGS & INVESTMENT PLAN



                                 APRIL 1, 1994

                    SUMMARY OF THE SAVINGS & INVESTMENT PLAN

  Effective June 1, 1994, this Summary of the Capital Cities/ABC, Inc. Savings & Investment Plan (the "Plan") replaces the Summary of the Plan dated May 1, 1992 and the supplements thereof. Effective June 1, 1994, the provisions of the Plan will conform substantially to the description set forth in this Summary.

  Participation in the Plan is offered, as set forth herein, to eligible employees of Capital Cities/ABC, Inc. (the "Company") and certain of its subsidiaries. The Plan is designed to attract and retain competent employees by enabling them to save and invest a portion of their salaries in one or more of the funds described herein by authorizing payroll deductions within specified limits. The employer will contribute an amount equal to 50% of such deductions, such amount to be invested in the fund consisting of the Company's common stock, $1.00 par value ("Common Stock"). In addition to the payroll deductions which are 50% matched by the employer, an employee may also authorize unmatched payroll deductions within specified limits to be invested in one or more of the funds described herein.

ELIGIBILITY

  Membership in the Plan is entirely voluntary. Subject to certain limitations on eligibility as provided by the Plan, every nonunion staff employee (except certain nonresident aliens) of the companies and divisions authorized by the Board of Directors to participate in the Plan, and any employee thereof who is represented by a union which has a collective bargaining agreement pursuant to which the Plan is made available to such employee, who completes one year of service (as defined in the Plan), shall become eligible for membership on the first day of the month coinciding with or next succeeding the completion of one year of service. Service includes an authorized leave of absence, including a leave of absence for service in the Armed Forces of the United States, and absences for maternity or paternity reasons. Also eligible to participate in the Plan, subject to certain limitations on eligibility as provided by the Plan and the completion of one year of service, are certain nonunion talent employees of the participating companies and divisions except (i) persons hired for positions in connection with the production of a primetime program produced by the Entertainment Division of the ABC Television Network or (ii) persons hired in connection with a special event such as Olympics or Presidential election coverage.

METHOD OF ENROLLMENT

  Any eligible employee may become a member as of the first day of any month coinciding with or succeeding the date he became eligible by so directing his employer's payroll office prior to such date in the manner established for such purpose.

EMPLOYEE AND EMPLOYER CONTRIBUTIONS

  Each eligible employee who elects to participate in the Plan may contribute by payroll deduction either 1, 2, 3, 4 or 5% of his Compensation, with such contribution being 50% matched by his employer, plus an additional unmatched 1, 2, 3, 4 or 5% of his Compensation. Such contributions may be made out of either after-tax Compensation ("regular after-tax contributions") or by way of before-tax deferral of Compensation (see "Before Tax Contributions"). However, no employee may make more than a limited amount of Before Tax Contributions for any year. In 1994, this amount is $9,240, and it will be adjusted in future years to take account of changes in the cost of living. "Compensation" means the amounts paid to an employee as basic salary and, if any, as commissions and sales bonuses, exclusive of bonuses other than sales bonuses, incentive compensation, profit participation and compensation for overtime or extended workweek and any other items of remuneration. No more than a limited amount of Compensation may be taken into consideration for any employee for any year. In 1994, this amount is $150,000, and it will be adjusted in future years to take account of changes in the cost of living. An employee may suspend his contributions as of the first day of any month by notice to his employer on or before the 15th day of the preceding month. Such an employee may resume contributions at any time as of the first day of any subsequent month by notice to his employer on or before the 15th day of the preceding month. An employee may change the percentage of his Compensation that is contributed to the Plan, either matched or unmatched, as of the first day of any month, by filing an election with his employer before the 15th day of the preceding month authorizing a change in his payroll deduction.

  Under the Employee Retirement Income Security Act of 1974 ("ERISA"), "annual additions" (consisting of employer contributions, including Before Tax Contributions, and regular after-tax contributions) to the account of a member are subject to certain limitations as to amount. In no event may such annual additions under all defined contribution plans maintained by the Company, a participating company, or an affiliated company exceed the lesser of: $30,000 (or, if greater, one-fourth of the defined benefit plan dollar limitation set forth in the Internal Revenue Code of 1986 (the "Code")) or 25% of compensation (determined after giving effect to Before Tax Contributions) from the Company and from all affiliated employers during the Plan Year. A Plan Year means a calendar year.

  Both employee and employer contributions are forwarded monthly to Fidelity Management Trust Company, the Plan Trustee (see "Trustee").

BEFORE TAX CONTRIBUTIONS

  Each member is permitted, in lieu of making regular after-tax contributions under the Plan, to elect to reduce such member's taxable Compensation by the percentage of his Compensation that is contributed to the Plan and to make contributions under the Plan in the amount of such reduction ("Before Tax Contributions") which will be matched by employer contributions to the extent set forth above under "Employee and Employer Contributions". However, no member may make more than a limited amount of Before Tax Contributions for any year. In 1994, this dollar amount is $9,240, and it will be adjusted in future years to take account of changes in the cost of living. Any member who has elected to make Before Tax Contributions and reaches the applicable limit will be deemed to have elected to make regular after-tax contributions thereafter. Under present tax law, Before Tax Contributions are excluded from members' income for federal income tax purposes and therefore constitute pre-tax rather than after-tax contributions.

  Except as described below, Before Tax Contributions are subject to substantially the same terms as regular after-tax contributions by members under the Plan.

  A member is entitled to make regular withdrawals of Before Tax Contributions only after such member attains age 59 1/2, and a member may make a special withdrawal of Before Tax Contributions based on financial hardship (see "Financial Hardship Withdrawals").

  If a member is a "highly compensated employee" (as defined in the Code) for any year, the Company or a participating company may prospectively reduce or suspend such member's Before Tax Contributions or regular after-tax contributions, or the employer's matching contributions, for the balance of such year to the extent necessary or appropriate to achieve compliance with certain deferral percentage tests set forth in the Code or regulations promulgated under it.

  For federal income tax purposes, all Before Tax Contributions are considered to be contributions by the employer rather than the member, although they are referred to herein as the member's contributions to distinguish them from the matching employer contributions.

  No attempt has been made to describe various state and local tax treatments. It should be noted, however, that not all states and localities conform to the federal definition of items of taxable income and that, consequently, Before Tax Contributions may or may not be excludable from members' income for state and local tax purposes.

ROLLOVER CONTRIBUTIONS

  In the discretion of the Employee Benefits Committee (see "Administration"), an employee who becomes a member as the direct result of the acquisition of his employer by a company which participates in the Plan may contribute to the Plan certain amounts received by him from his previous employer's qualified savings, profit-sharing or retirement plan ("Rollover Contributions").

INVESTMENT PROVISIONS

  The assets of the Plan are held by the Trustee pursuant to the terms of a Trust Agreement with the Trustee. No person has any right to or interest in the assets of the Plan except as provided in the Plan and Trust Agreement. The Plan has six investment funds.

    Capital Cities/ABC, Inc. Common Stock Fund.--This fund, together with the earnings thereon, will be invested, without distinction between principal and income, principally in the Company's Common Stock. Portions of this fund (not to exceed 2%) may be invested by the Trustee in high grade short-term obligations and money market instruments for purposes of liquidity to meet exchange or distribution requirements. The Trustee purchases Common Stock from time to time in the open market in accordance with a non-discretionary purchasing program, unless the Company directs the Trustee to purchase or accept as employer contributions authorized but unissued shares of Common Stock or shares of Common Stock held as treasury stock. Shares of authorized but unissued Common Stock or treasury shares purchased with contributions and with dividends and any such shares contributed as employer contributions are purchased or accepted by the Trustee at a price equal to the closing price for the Common Stock on the date of the purchase or contribution as reported in The Wall Street Journal. This fund is not a diversified or managed investment choice. Investments in this fund are measured in units and not shares of Common Stock. Each unit represents a proportionate interest in all assets of this fund.

    Fidelity Retirement Money Market Fund.--The investment objective of this mutual fund managed by Fidelity is to obtain as high a level of current income as is consistent with the preservation of capital and liquidity by investing in money market instruments. The fund invests in high quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers which present minimal credit risk, including: obligations of governments and their agencies or instrumentalities; obligations of the financial services industry, including banks, savings and loan institutions, insurance companies and mortgage bankers (these obligations include certificates of deposit, bankers' acceptances and time deposits); short-term corporate obligations, including commercial paper, notes and bonds; and other short-term money market obligations.

    Fidelity Institutional Short-Intermediate Government Fund.--The investment objective of this mutual fund managed by Fidelity is to seek to provide a high level of current income in a manner consistent with preserving principal. The fund invests primarily in U.S. government securities. It is a policy of this fund that its dollar-weighted average maturity will not, under normal conditions, be less than two years or more than five years. Under normal conditions, at least 65% of this fund's total assets will be invested in U.S. government securities, including repurchase agreements secured by U.S. government securities. Other investments will be limited to related futures and options transactions.

    Fidelity Asset Manager(TM) Fund.--The investment objective of this mutual fund managed by Fidelity is to seek a high total return with reduced risk over the long term. The fund diversifies across stocks, bonds and short-term investments, both U.S. and foreign. This fund strives to invest 40% in stocks, 40% in bonds, and 20% in short-term investments. This mix will vary over short-term periods as fund management gradually adjusts the fund's holdings--within defined ranges--based on the current outlook for the different markets. With respect to 75% of total assets, the fund may not invest more than 5% of its total assets in any one issuer and may not own more than 10% of the outstanding voting securities of a single issuer. The fund may not invest more than 25% of its total assets in any one industry. These limitations do not apply to U.S. government securities.

    Fidelity Growth & Income Fund.--The investment objective of this mutual fund managed by Fidelity is to seek long-term capital growth, current income, and growth of income, consistent with reasonable investment risk. Fund composition includes securities of companies that offer earnings growth potential while paying current dividends. The fund may invest in any combination of common stock, securities convertible into common stock, preferred stock, and fixed-income securities. The fund is not limited as to type or quality of securities. However, it is expected that the primary fixed-income investments the fund will make will be in corporate bonds. The fund expects to invest primarily in securities currently paying dividends although it may buy securities that are not paying dividends but offer prospects for growth of capital or future income.

    Fidelity Magellan(R) Fund.--The investment objective of this mutual fund managed by Fidelity is to seek capital appreciation by investing primarily in domestic and foreign companies' common stock and securities convertible into common stock. Up to 20% of the fund's net assets may also be invested in debt securities of all types and qualities issued by foreign and domestic issuers if Fidelity believes that doing so will result in capital appreciation. Because this fund has no limitation on the quality of debt securities in which it may invest, the debt securities in the fund may be of poor quality and may present the risk of default or may be in default. Fidelity can make substantial temporary investments in investment-grade debt securities for defensive purposes when it believes market conditions warrant.

INVESTMENT ELECTIONS

  A member may elect to have his contributions invested in any fund in any proportion. All matching employer contributions are invested in the Capital Cities/ABC, Inc. Common Stock Fund, even if a member has not elected to have all or a portion of his contributions invested in the Capital Cities/ABC, Inc. Common Stock Fund.

  Each member may change his investments as often as he chooses, by calling the Plan's recordkeeper at 1-800-421-3844. The recordkeeper will send the member a written confirmation of the telephone transactions within five business days of each call. (Account transactions requested after 4 p.m. Eastern time will receive the next business day's closing price.) Fidelity reserves the right to suspend, modify or withdraw the ability of a member to move his money between the investment funds offered by Fidelity.

VOTING AND TENDERING OF COMMON STOCK

  The shares of Common Stock held by the Trustee are voted by the Trustee as directed by the member to whose account such stock is credited. Common Stock with respect to which instructions are not timely received by the Trustee will not be voted. As to any tender, exchange or purchase offer, each member may direct the Trustee how to respond with respect to the Common Stock credited to the member's account. If instructions are not received by the Trustee as to the manner in which to respond to a tender, exchange or purchase offer with respect to any Common Stock, the Trustee will take no action with respect to the tender, exchange or purchase offer as it affects such Common Stock.

VESTING

  The amount to the credit of a member's account which is attributable to his regular after-tax contributions, his Before Tax Contributions and his Rollover Contributions is fully vested at all times. Until the end of the 1994 Plan Year, the amount to the credit of his account which is attributable to matching employer contributions allocated to his account for each Plan Year after the date he becomes a member shall vest as follows: (a) one-third at the end of the Plan Year for which the contributions were made; (b) an additional one-third at the end of the Plan Year immediately following the Plan Year for which the contributions were made; and (c) an additional one-third at the end of the second Plan Year following the

Plan Year for which the contributions were made. Effective at the end of the 1994 Plan Year, the amount to the credit of a member's account which is attributable to matching employer contributions allocated to his account for each Plan Year after the date he becomes a member shall vest as follows: (a) 50% at the end of the Plan Year for which the contributions were made; and (b) an additional 50% at the end of the Plan Year immediately following the Plan Year for which the contributions were made. In addition, a member shall be fully vested in all amounts to the credit of such member's account that are attributable to matching employer contributions if such member completes five years of service, dies, becomes permanently disabled, retires under the retirement plan maintained by such member's employer or attains age 65 before such member would otherwise have become fully vested.

PAYMENT OF BENEFITS

  Upon a member's death, permanent disability, retirement under the Company's or any of the participating companies' retirement plans, retirement after completion of 5 years of service and attainment of age 55, or if his service is terminated on or after his 65th birthday, the amount to the credit of such member's account shall be distributable to him or his beneficiary either in a lump sum or, if the member has so elected, in installments to him while he is living over a period not exceeding ten years. (This installment option is not available to employees who first become members on or after April 1, 1994.) The member may accelerate the payment of any such installment or installments. If a member dies before receiving any or all distributions, the remaining portion shall be paid in a lump sum to his designated beneficiaries. Whenever a married member dies, his sole beneficiary in all cases is his surviving spouse unless such spouse has consented to the member's designation of a different beneficiary in accordance with the procedures prescribed by the Retirement Equity Act of 1984.

  If a member's service terminates prior to his 65th birthday for any reason other than retirement, disability or death, the amount to the credit of his account which is vested shall be distributable to him in a lump sum. The balance shall be forfeited, unless he is reemployed in the Plan Year of his termination and completes at least 500 hours of service during such Plan Year. Amounts forfeited will be used to reduce future contributions by the participating companies.

  If a member's benefits become distributable to him prior to his 65th birthday, he may elect to postpone distribution of such benefits until his 65th birthday. However, if the amount to the credit of the member's accounts does not exceed $3,500, his benefits will be distributed as soon as practicable in a lump sum.

  Distributions (including distributions on account of withdrawals) are made from (i) the Capital Cities/ABC, Inc. Common Stock Fund in whole shares of Common Stock together with cash in lieu of fractional shares (except that any member may elect to receive any distribution from this fund entirely in cash) and (ii) from each other fund in cash. Each such distribution is made from each of the funds proportionately in accordance with the values of the member's respective interests in such funds.

REGULAR WITHDRAWALS

  A member may at any time make withdrawals in whole dollar amounts ($250 minimum) of the amount to the credit of such member's account attributable to such member's regular after-tax contributions and Rollover Contributions (and, in the case of a member who has reached age 59 1/2, of the amount to the credit of such member's account attributable to such member's Before Tax Contributions) excluding the amount of any outstanding loans. A member with an outstanding loan balance payable to the Plan (see "Loans") shall not be permitted to make a regular withdrawal which would reduce the total vested amount to the credit of the member's account after such withdrawal (exclusive of such loan balance) to an amount less than twice the amount of such loan balance.

FINANCIAL HARDSHIP WITHDRAWALS

  A member may at any time withdraw a specified amount of the member's Before Tax Contributions and the vested portion of such member's account (attributable to such member's regular after-tax contributions, Rollover Contributions and contributions by such member's employer) upon application by such member demonstrating such member's immediate and heavy financial need for a distribution in the amount requested (which need cannot be satisfied by the member's resort to other sources, such as a loan from the Plan (see "Loans")) in connection with such member's purchase or rehabilitation of a principal residence, on account of unreimbursed health care expenses for such member or one of such member's dependents, or the making of tuition payments for post-secondary education for such member or one of such member's dependents. Any such distribution to a member shall be made (i) from amounts to the credit of his account attributable to his regular after-tax contributions and Rollover Contributions and, only after exhaustion of such amounts, (ii) from amounts to the credit of his account attributable to employer contributions made with respect to his regular after-tax contributions and, only after exhaustion of such amounts, (iii) from amounts to the credit of his account attributable to employer contributions made with respect to his Before Tax Contributions and, only after exhaustion of such amounts, (iv) from his Before Tax Contributions. A member with an outstanding loan balance payable to the Plan (see "Loans") shall not be permitted to make a special withdrawal which would reduce the total vested amount to the credit of the member's account after such withdrawal (exclusive of such loan balance) to an amount less than twice the amount of such loan balance.

LOANS

  A member may at any time borrow the smallest of (a) the aggregate of the amounts to the credit of such member's accounts attributable to Before Tax Contributions, regular after-tax contributions and Rollover Contributions, (b) 50% of such member's vested interest under the Plan (disregarding any amount subject to a qualified domestic relations order) and (c) $50,000 (minus the highest outstanding balance of any other loan the member may have or have had during the previous year from any qualified plan of his employer and all affiliated employers). In addition, no member shall be permitted to borrow less than a minimum amount determined from time to time by the Employee Benefits Committee in its sole discretion. The current minimum amount established by such Committee is $1,000. Each loan will bear a reasonable rate of interest as determined from time to time by the Employee Benefits Committee. All loans will be fully repayable within 60 months and will be repaid by level payroll deductions unless a different method of payment is prescribed by the Employee Benefits Committee. No member shall be permitted to have more than one loan outstanding at any one point in time. Each payment of principal or interest by a member with respect to a loan will be credited to such member's account against which the loan was made. Upon a member's termination of service for any reason at a time when he has an unpaid balance of principal or interest on an outstanding loan, such loan shall thereupon be deemed to be in default and if the member does not repay the balance of the loan, the member's accounts shall be applied to the extent legally permitted to pay the amount of such unpaid balance of principal and interest.

FEDERAL INCOME TAX CONSEQUENCES

  The Internal Revenue Service has determined that the Plan is "qualified" under Section 401(a) of the Code.

  The following is a brief summary of the advice which the Company has received from Messrs. Hall, Dickler, Lawler, Kent & Friedman concerning the principal federal income tax effects of the Plan. The application of the tax law to each individual will vary depending upon his particular circumstances. Accordingly, each member should consult his own personal adviser with respect to his participation in the Plan and with respect to the making of any elections under the Plan.

  Members will not be subject to federal income tax on employer contributions (which include Before Tax Contributions, see "Before Tax Contributions") made to their accounts under the Plan, or on the earnings in their accounts, until amounts in their accounts are withdrawn or distributed.

  A member's withdrawal made from his regular after-tax contributions prior to his termination of service will be considered to come first from those regular after-tax contributions which were made before 1987 and such a withdrawal will not be taxable until such pre-1987 contributions have been exhausted. If a member makes an in-service withdrawal from his regular after-tax contributions thereafter, the withdrawal will be considered to include a share of trust fund earnings and will be taxable as ordinary income to the extent of the inclusion of such earnings in the amount withdrawn. If a member receives shares of Common Stock by reason of an in-service withdrawal from his regular after-tax contributions, the taxable amount of the distribution will be reduced by the unrealized appreciation in the value of such shares over their cost to the Trustee, if any, with respect to shares attributable to the member's own regular after-tax contributions (but not to dividends thereon). The amount of any such unrealized appreciation in value of such shares which is used to reduce the taxable amount will be taxable when the shares are sold to the extent then realized at long-term capital gain tax rates according to proposed Treasury Regulations. Any subsequent appreciation will be taxed as long-term or short-term capital gain depending on the holding period for the shares. If a member makes a withdrawal prior to his termination of service from his Before Tax Contributions, his Rollover Contributions or employer contributions, the amount withdrawn will be taxable as ordinary income.

  A lump sum distribution is the distribution during a single taxable year of the taxpayer of the entire balance to the credit of his account in the Plan and all other profit sharing plans maintained by his employer by reason of his termination of employment or after he has attained age 59 1/2.

  An eligible rollover distribution is a distribution to the taxpayer of all or any part of the balance to the credit of his account in the Plan, other than
(i) a distribution which is required under the minimum distribution rules of the Code (for example, because the member has reached age 70 1/2) or (ii) a distribution which is one of a series of installments made over ten years. A lump sum distribution is an eligible rollover distribution (to the extent it is not required under the minimum distribution rules of the Code).

  If a distribution is an eligible rollover distribution, the member may elect to have the taxable portion of the distribution made payable directly from the Plan to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code. To the extent the taxable portion of an eligible rollover distribution is not made payable directly from the Plan to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code, it will generally be subject to mandatory federal income tax withholding by the Plan at the rate of 20%.

  If a member receives an eligible rollover distribution, and transfers within 60 days of receipt any portion of the distribution to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code, then such distribution, to the extent of the amount transferred, shall not be includable in the member's income for the taxable year of distribution. The amount transferred can consist either of the property distributed or of the proceeds from the sale of such distributed property. In the case of the transfer of the proceeds of the sale of distributed property, neither gain nor loss on the sale of such property will be recognized to the extent an amount equal to the proceeds of the sale is transferred. Where part or all of an eligible rollover distribution consists of property other than money, the recipient of the distribution may designate which part of the money or other property is to be treated as attributable to employee contributions and which part is to be treated as includable in the rollover contributions. If the recipient fails to make such designation, the allocation described above shall be made on a pro rata basis. Any amounts properly transferred will be subject to various restrictions and requirements, and amounts received thereafter by the same member or his spouse may not receive as favorable tax treatment as his eligible rollover distribution (if it was a lump sum distribution). A member may not make a transfer described in this paragraph with respect to an amount equal to the amount of the member's regular after-tax contributions which were included in his distribution.

  If none or only a portion of an eligible rollover distribution is transferred, the recipient will be taxed in the year of distribution on the excess of the amounts he receives and does not transfer over the amount of his own regular contributions under the Plan not previously used as an offset against distributions or withdrawals.

  If a lump sum distribution includes shares of Common Stock, any unrealized appreciation in the value of such shares over the cost to the Trustee will not be taxable to the member at the time of distribution (unless the member elects otherwise) and such appreciation will be taxable, to the extent realized, as long-term capital gain upon later sale or exchange. Appreciation after the date of distribution will be taxed as long-term or short-term capital gain depending on the employee's holding period which begins on the date of distribution.

  If a member receives an eligible rollover distribution and does not transfer any portion of it to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code, the amount of the distribution, less the amount of his regular after-tax contributions not used previously as an offset against the withdrawals or distributions, will be taxable as ordinary income.

  If a member has participated in the Plan for at least 5 years prior to the year of distribution of a lump sum distribution and is at least age 59 1/2, he can elect a special 5-year averaging provision with respect to the ordinary income portion of his lump sum distribution. If the member had reached age 50 before the beginning of 1986, he may elect to have the taxable portion of his lump sum distribution which is allocable to the period of his participation in the Plan prior to 1974, if any, treated as long-term capital gain. Such a member may also be eligible to elect to have the ordinary income portion of his lump sum distribution taxed under a special 10-year averaging provision.

  If only a portion of an eligible rollover distribution qualifying as a lump sum distribution is transferred to individual retirement accounts or annuities specified under the Code, then the amount taxable to the recipient will be taxed as ordinary income in the year of distribution and will not be eligible for any special income averaging treatment.

  Special rules will apply in the event of multiple lump sum distributions from different plans.

  If the member does not elect a lump sum distribution prior to his termination of service, but instead elects annual cash installments, the annual amounts paid to him, less the amount of his regular after-tax contributions not used previously as an offset against withdrawals or distributions, will be taxable as ordinary income to him. The total of his unused regular after-tax contributions must be divided equally by the total number of years over which payments are to be made with the resulting amount used as an offset against each year's payments. If the member receives shares of Common Stock, the calculation of the amount taxable to him will not include any unrealized appreciation in value over the cost to the Trustee of such shares as are attributable to his own regular after-tax contributions (but not to dividends thereon). The amount of such appreciation realized on the subsequent sale of such stock will be taxable at the time of sale as a long-term capital gain according to proposed Treasury Regulations. Any subsequent appreciation will be taxable as a long-term or short-term capital gain depending on the holding period for the shares.

  If any installment payment is an eligible rollover distribution, it will not be taxable to the member in the year of distribution to the extent it is transferred by him to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code.

  If a member receives a distribution from the Plan before he reaches age 59 1/2 (unless it is made following his termination of service and attainment of age 55), the taxable portion of the distribution may be subject to an additional 10% tax. The taxable portion of in-service withdrawals made pursuant to hardship or other special provisions of the Plan may be subject to this additional tax. However, this tax will not apply to the portion of a distribution which is transferred to another exempt employer's trust or to individual retirement accounts or annuities specified under the Code.

  Distributions from a tax qualified plan attributable to employer contributions or Rollover Contributions are not eligible for any exemption from federal estate tax.

  Company contributions are deductible by it in any taxable year up to an amount equal to 15% of the aggregate compensation of Plan members for the year.

  The above discussion does not cover all federal tax aspects of any employee's participation in the Plan. In addition, no attempt has been made to describe the state and local tax consequences of participation in the Plan which may or may not vary from the federal tax consequences (see "Before Tax Contributions"). Since the election of various options under the Plan and the availability and desirability of various tax elections depend heavily upon the particular circumstances of each member, it is extremely important that each member discuss his own particular situation with his own personal adviser.

  It will be important for each member to retain all statements given to him under the Plan for purposes of preparing his own tax returns.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

  The Plan is subject to the provisions of ERISA other than the provisions relating to minimum funding standards and plan termination insurance.

ADMINISTRATION

  The Employee Benefits Committee, consisting of not fewer than three persons (currently non-director Company officers) who serve at the pleasure of the Company's Board of Directors, has primary responsibility and authority for the selection, performance review and retention of the Trustee and the funds or other investment media to be available to the members in the Plan, and for the administration of the Plan. The Employee Benefits Committee reports to the Company's Board of Directors. The Employee Benefits Committee acts by a majority of its membership. Such Committee may adopt rules for the administration of the respective provisions of the Plan administered by it and has full authority to determine all questions arising in connection with such provisions, including their interpretation and application. Determinations by such Committee shall be conclusive and binding on all interested parties. The members of such Committee do not receive any compensation from the assets of the Plan.

TRUSTEE

  Fidelity Management Trust Company ("Fidelity Trust" or "the Trustee") has been appointed as Trustee of the Plan, effective June 1, 1994. Fidelity Investments Institutional Operations Company ("Fidelity"), an affiliate of Fidelity Trust, will become recordkeeper of the Plan as of the same date. Certain investment funds available under the Plan effective June 1, 1994 are offered by Fidelity affiliates. For the purposes of this Plan Summary, all Fidelity affiliates will be referred to individually and collectively as "Fidelity". The full name and address of the Fidelity entity making each offering and other information about each of the funds offered by Fidelity are contained in prospectuses issued by Fidelity which have been delivered with this Plan Summary. Additional copies of the Fidelity prospectuses can be obtained, free of charge, from Fidelity Distributors Corporation, 82 Devonshire Street, Boston, MA 02109, Telephone 1-800-421-3844. The Trustee's duties include investing employer and employee contributions and dividends received on Common Stock in the Capital Cities/ABC, Inc. Common Stock Fund.

BROKERAGE COMMISSIONS AND EXPENSES

  Brokerage commissions and stock transfer taxes in connection with the purchase and sale of securities are absorbed within the net asset value of each investment fund on each business day. All other costs and expenses in connection with the administration of the Plan not paid by the Company will be charged to the members' accounts.

HISTORICAL PERFORMANCE OF THE FUNDS

  Set forth below are certain financial data which may be helpful to eligible employees concerning their investment decisions relating to the various investment funds available under the Plan. The information set forth below does not reflect, and is not intended to reflect, the income or loss that may be realized by an individual member. The income or loss that may be realized by any member is dependent on a variety of factors, including the market price or net asset value per unit at the time one makes contributions and at the time one makes withdrawals, and upon interest and dividends earned. The investment in any of these funds involves an element of risk as fund values may go down as well as up. In addition, various factors should be taken into consideration by eligible employees and members in making investments in the Plan, including one's long- and short-term financial needs and goals and general economic conditions. The information set forth below reflects the cumulative total return of each fund for the period ended December 31, 1993. Total returns are historical and include the change in share value and reinvestment of dividends and capital gain distributions, if any. Cumulative returns are reported as of the periods shown. The figures do not include the effect of sales charges, if any, as these charges are waived for contributions made through the Plan. Each fund's share price (except the money market fund), yield and return will vary, and a member may have a gain or loss when selling shares. The following information is not necessarily indicative of the future results of any of the funds.

                                FUND PERFORMANCE

                                   CUMULATIVE TOTAL RETURNS FOR THE PERIOD
FUND NAME AND COMMENCEMENT DATE                     ENDED
       OF FIDELITY FUNDS                      DECEMBER 31, 1993
- -------------------------------  ----------------------------------------------
                                                                   10 YEARS OR
                                 3 MONTHS 1 YEAR  3 YEARS 5 YEARS  LIFE OF FUND
                                 -------- ------  ------- -------  ------------
Fidelity Retirement Money Mar-
 ket Fund (12/02/88)               0.74%   2.99%   13.31%  33.85%      34.39%*
Fidelity Inst'l Short-Interme-
 diate Gov't Fund (11/10/86)       0.60    5.87    26.92   53.73       74.24*
Fidelity Asset Manager(TM) Fund
 (12/28/88)                        7.17   23.29    71.87  108.78      109.40*
Fidelity Growth & Income Fund
 (12/30/85)                        1.79   19.53    89.10  128.42      300.85*
Fidelity Magellan(R) Fund
 (05/02/63)                       -0.34   24.66    88.13  141.78      441.67
Capital Cities/ABC, Inc. Common
 Stock Fund                        7.37   22.01    34.93   71.01      330.21

- --------
* This number shows fund performance for the life of the fund. Ten-year performance numbers are not available because the fund has been in existence for fewer than 10 years.

STATEMENTS

  Members are furnished a statement periodically for both regular and tax deferred accounts which shows:

     (1)  Current investment direction
     (2) Opening balance (market value) of each fund in which participant is invested
     (3)  Current contribution
     (4)  Investment results
     (5)  Dividends
     (6)  Fund reallocation
     (7)  Closing balance
     (8)  Vested value
     (9) Approximate number of shares in the Capital Cities/ABC, Inc. Common Stock Fund
    (10)  Loans and loan repayments
    (11)  Withdrawals

AMENDMENT, TERMINATION OR SUSPENSION OF EMPLOYER CONTRIBUTIONS

  No part of the corpus or income of the Plan shall be used for or diverted to purposes other than for the exclusive benefit of members and their beneficiaries. Subject to this provision, the Plan may be amended at any time by action of the Company's Board of Directors, and any amendment may be given retroactive effect;

provided, however, that no amendment shall have the effect of depriving any member or beneficiary of all or any part of the amount then credited to the member's account under the Plan.

  The Plan may be terminated at any time by action of the Company's Board of Directors. In the event of termination, no contribution shall be made thereafter, except for a month preceding the month in which such termination occurs, and the rights of all members at the date of termination to the amounts to the credit of their accounts shall thereupon become vested. Pursuant to the instructions of the Employee Benefits Committee, the Trustee shall thereupon either proceed to liquidate the assets of the Plan by distributing to all members the amounts to the credit of their accounts in cash or in Common Stock or continue to hold the assets of the Plan in trust and to pay benefits therefrom in accordance with the provisions of the Plan, disregarding, however, all provision for forfeitures.

  Employer contributions may from time to time be temporarily suspended by action of the Company's Board of Directors. In the event of temporary suspension of contributions, no contribution shall be made thereafter during the period of such suspension, except for a month preceding the month in which such suspension occurs. Such suspension may also result in the temporary suspension of employee contributions under the Plan but employee contributions may be resumed at the end of such temporary suspension. The period of temporary suspension of contributions shall be determined solely by the Company's Board of Directors. A temporary suspension of contributions for a period ending later than the last day of the Plan Year following the last fiscal year for which substantial employer contributions were made shall result in the vesting of amounts to the credit of members' accounts on such date.

  All references in this Summary to the Board of Directors of the Company shall be deemed to include the Executive Committee of the Board of Directors.

GENERAL

  No merger or consolidation of the Plan with, or transfer of assets or liabilities to, any other plan shall be effective unless each member would be entitled to a benefit immediately after the merger, consolidation or transfer, if the Plan then terminated, which is equal to or greater than the benefit which he would have been entitled to receive under the Plan immediately before such merger, consolidation or transfer if the Plan had then terminated.

  No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, or to attachment, garnishment or other legal process. Any attempted anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge of benefits or subjection of benefits to lien or adverse legal process of any kind will not be recognized by the Employee Benefits Committee. Notwithstanding any other provision of the Plan to the contrary, distribution of the amount to the credit of a member's account shall be made in accordance with the terms of a qualified domestic relations order to a member's spouse, former spouse, child or other dependent or other person specified in such order provided such order and the terms thereof meet the requirements of applicable provisions of ERISA.

  The Company has filed a registration statement covering shares of the Company's Common Stock available for purchase by participants in the Capital Cities/ABC, Inc. Common Stock Fund. In the event of a stock dividend, stock split or similar change to the Common Stock so registered, appropriate adjustments will be made to the Common Stock to reflect such changes.

  Members who are subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended, should consult with the Company with regard to any sales of securities received pursuant to the Plan. In addition, members who have been advised by the Company that they are "affiliates" of the Company (as such term is defined in Rule 405 under the Securities Act of 1933) must comply with Rule 144 promulgated thereunder in effecting any sales of securities.

  Each member and beneficiary shall keep the Company or his employer advised of his current address. If amounts become distributable under the Plan and the Employee Benefits Committee is unable to locate the member or beneficiary to whom the distributions are payable, the account of such member or beneficiary shall be closed after 3 years from the time such distributions first become payable and the amount of such account shall be applied to reduce matching employer contributions. If, however, such member or beneficiary subsequently makes proper claim to the Employee Benefits Committee for such amount, the amount of such account will be restored and will be distributable in accordance with the terms of the Plan.

  Requests for additional information about the Plan should be directed to:
Capital Cities/ABC, Inc. Employee Benefits Department, 77 West 66th Street, New York, New York 10023-6298, telephone (212) 456-6890.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

  (a) The Company's and the Plan's latest annual reports filed pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or, in the case of the Company, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

  (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company documents referred to in (a) above.

  (c) The description of the Common Stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

  The Company will provide without charge to each participant in the Plan, upon written or oral request, copies of the foregoing documents incorporated herein by reference, other than exhibits to such documents if such exhibits are not themselves incorporated by reference in such documents. The Company will also provide without charge to each participant in the Plan, who does not otherwise receive such material, copies of all reports, proxy statements and other communications distributed to the Company's security holders generally. Written or telephone requests for any of these documents, or requests for information about the Plan's administrators, should be directed to Capital Cities/ABC, Inc., 77 West 66th Street, New York, New York 10023-6298, Attention: Philip R. Farnsworth, Secretary, telephone (212) 456-7213.

                       [LOGO] printed on recycled paper

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's and the Plan's latest annual reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or, in the case of the Company, either (1) the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (2) the Company's effective registration statement on Form 10 filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the
     Company documents referred to in (a) above.

          (c) The description of the Common Stock contained in a registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

     The Registrant maintains a policy of insurance with a face amount of $10,000,000 (subject to certain deductible and co-insurance provisions) covering its officers and directors and indemnifying them against loss on account of claims made against them, including, but not limited to, damages, judgments, statements, costs and the costs of defense of such claims, arising from any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such officer or director in discharge of his duties to the Registrant. The policy is sufficiently broad to cover liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     The Registrant's By-laws provide that its directors and elected officers shall be indemnified to the fullest extent permitted by Section 721 of the New York Business Corporation Law against judgments, fines, amounts paid in settlement, and costs, charges and other expenses in connection with any actual or threatened action or proceeding whether civil, criminal, administrative or legislative, whether involving any actual or alleged breach of duty, neglect or error, any accountabilities, or any actual or alleged misstatement, misleading statement or other act or omission, including any action by or in the right of the Registrant to procure a judgment in its favor, arising out of their service to the Registrant or to another organization at the Registrant's request. No indemnification will be provided, however, if a judgment or other final adjudication establishes that a director or elected officer acted in bad faith or with active and deliberate dishonesty and such conduct was material to the cause of action or if a director or elected officer personally gained a financial profit to which he was not legally entitled. As used herein, "elected officer" shall include only a person who shall have been elected, designated or appointed to act as an officer of the Registrant by the Board of Directors but shall not include any person designated or appointed an officer of the Registrant, or any of its divisions or operating units, by an individual whether acting under authority delegated by the Board of Directors or in any other manner. Also, the Business
Corporation Law of the State of New York provides generally for indemnification against judgments, fines, amounts paid in settlement and reasonable expenses where the director or officer was acting on behalf of the Registrant, in its best interests, and had no reasonable cause to believe that his conduct was unlawful. These provisions may be sufficiently broad to permit indemnification for liabilities arising under the Securities Act.

Item 8. Exhibits

     5  --Opinion of Hall, Dickler, Lawler, Kent & Friedman.
    23  --Consent of Hall, Dickler, Lawler, Kent & Friedman (contained in their opinion filed as Exhibit 5).
    24 --Powers of Attorney from a majority of the members of the Board of Directors of the Company.

     The Registrant has previously submitted the plan to the Internal Revenue Service, and hereby undertakes that it will submit any amendment thereto to the IRS in a timely manner and will make all changes required by the IRS in order to continue the qualification of the plan.

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 31st day of March 1994.

                                          CAPITAL CITIES/ABC, INC.

                                          By /s/ RONALD J. DOERFLER
                                             -----------------------------
                                                  (Ronald J. Doerfler)
                                               Senior Vice President and
                                                Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         SIGNATURE                            TITLE                           DATE
         ---------                            -----                           ----
Principal Executive Officer:

    /s/ THOMAS S. MURPHY
- ------------------------------     Chairman of the Board, and Chief       March 31, 1994
     (Thomas S. Murphy)             Executive Officer and Director

Principal Financial Officer:

    /s/ RONALD J. DOERFLER
- ------------------------------     Senior Vice President and Chief        March 31, 1994
     (Ronald J. Doerfler)                Financial Officer

Controller:

    /s/ ALLAN J. EDELSON
- ------------------------------     Vice President and Controller          March 31, 1994
     (Allan J. Edelson)

Directors:

             *
- ------------------------------                Director                    March 31, 1994
     (Robert P. Bauman)

             *
- ------------------------------                Director                    March 31, 1994
     (Nicholas F. Brady)

             *
- ------------------------------                Director                    March 31, 1994
     (Warren E. Buffett)

             *
- ------------------------------                Director                    March 31, 1994
     (Daniel B. Burke)

             *
- ------------------------------                Director                    March 31, 1994
     (Frank T. Cary)

             *
- ------------------------------                Director                    March 31, 1994
     (John B. Fairchild)

             *
- ------------------------------                Director                    March 31, 1994
     (Leonard H. Goldenson)


         Signature                    Title               Date
         ---------                    -----               ----

            *
- ----------------------------         Director         March 31, 1994
      (Frank S. Jones)

            *
- ----------------------------         Director         March 31, 1994
    (Ann Dibble Jordan)

            *
- ----------------------------         Director         March 31, 1994
   (John H. Muller, Jr.)


- ----------------------------         Director
    (Wyndham Robertson)

            *
- ----------------------------         Director         March 31, 1994
 (M. Cabell Woodward, Jr.)


 * /s/ RONALD J. DOERFLER
- ----------------------------
       Ronald J. Doerfler,
        Attorney-in-Fact

                                EXHIBIT INDEX
                                -------------

        Exhibits                                                                   Page no.
        --------                                                                   --------
     5  --Opinion of Hall, Dickler, Lawler, Kent & Friedman.
    23  --Consent of Hall, Dickler, Lawler, Kent & Friedman (contained in their opinion filed as Exhibit 5).
    24  --Powers of Attorney from a majority of the members of the Board of
          Directors of the Company.